EXHIBIT 23.1

Consent of Independent Auditors

We consent to the use of our independent auditors’ report dated March 3, 2017 with respect to the consolidated financial statements of Stadium Consolidation, LLC and Subsidiary as of and for the year ended December 31, 2016 in the Form 8-K/A of Trex Company, Inc.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

October 10, 2017